Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of NESCO Holdings I, Inc. dated April 11, 2019, incorporated by reference in the Current Report on Form 8-K of Nesco Holdings, Inc. as of August 1, 2019.

/s/ Deloitte & Touche LLP
Indianapolis, Indiana
October 3, 2019